EXHIBIT 3.1

Certificate of Correction

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

Certificate of Correction

Nevada Secretary of State Correction

Revised: 1-5-15

This form must be accompanied by appropriate fees.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

1. The name of the entity for which correction is being made: Puget Technologies, Inc.

2. Description of the original document for which correction is being made: Amended and Restated Articles of Incorporation

3. Filing date of the original document for which correction is being made: July 11, 2017

4. Description of the inaccuracy or defect: The referenced Amended and Restated Articles of Incorporation filed on July 11, 2017 was filed in error due to insufficient corporate authority.

5. Correction of the inaccuracy or defect: The referenced Amended and Restated Articles of Incorporation filed on July 11, 2017 is rescinded in its entirety from and after the date of this filing.

6. Signature:

Authorized Signature Title * Date

/s/ Thomas M Jaspers, Chairman 10/4/2017

(PURSUANT TO NRS CHAPTERS 78,

78A, 80, 81, 82, 84, 86, 87, 87A, 88,

88A, 89 AND 92A)

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.